Exhibit 8.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

As of March 20, 2026

Fundrise eREIT, LLC
Fundrise Equity REIT, LLC

Fundrise East Coast Opportunistic REIT, LLC
Fundrise Growth eREIT II, LLC
Fundrise Growth eREIT III, LLC
Fundrise Midland Opportunistic REIT, LLC
Fundrise West Coast Opportunistic REIT, LLC

Fundrise Development eREIT, LLC

11 Dupont Circle

NW, 9th Floor,
Washington, District of Columbia 20036

Ladies and Gentlemen:

This opinion letter is delivered to you in connection with the prospectus included as part of the registration statement on Form S-4 filed with the Securities and Exchange Commission (as amended or supplemented through the date hereof, the “Registration Statement”) in respect of the proposed merger of Fundrise Equity REIT, LLC, a Delaware limited liability company (“Equity REIT”); Fundrise East Coast Opportunistic REIT, LLC, a Delaware limited liability company (“East Coast REIT”); Fundrise Growth eREIT II, LLC , a Delaware limited liability company (“Growth eREIT II”); Fundrise Growth eREIT III, LLC, a Delaware limited liability company (“Growth eREIT III”); Fundrise Midland Opportunistic REIT, LLC, a Delaware limited liability company (“Midland REIT”), Fundrise West Coast Opportunistic REIT, LLC, a Delaware limited liability company (“West Coast REIT”), and Fundrise Development eREIT, LLC, a Delaware limited liability company (“Development eREIT”), with and into Fundrise eREIT, LLC, a Delaware limited liability company (“Acquiror”), pursuant to the Agreement of Merger and Plan of Reorganization, which we have assumed will be executed by the parties thereto in the form that is included as Exhibit 2.1 to the Registration Statement (the “Merger Agreement”), by and among Equity REIT, East Coast REIT, Growth eREIT II, Growth eREIT III, Midland REIT, West Coast REIT and Development eREIT (each a “Company” and collectively the “Companies”) and Acquiror. The opinion herein relates to the qualification of each of the Mergers as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

For purposes of the opinion set forth below, we have reviewed and relied upon, without independent investigation or verification thereof, the Merger Agreement and the Registration Statement. In rendering our opinion we also have relied upon certain statements, representations, warranties and covenants made by the Companies and Acquiror in the Merger Agreement and in representation letters as of the date hereof and provided to us in connection with our preparation of this opinion (the “Representation Letters”), which statements, representations, warranties and covenants we have neither independently investigated nor verified. We have assumed that such statements, representations, warranties and covenants are, and always have been, true, correct and complete, that such statements, representations, warranties and covenants will be true, correct and complete as of the Effective Time, that the parties will abide by such statements, representations, warranties and covenants, that no actions that are inconsistent with such statements, representations, warranties and covenants will be taken, that all representations, statements, warranties and/or covenants qualified as to the best of knowledge and belief, or otherwise similarly qualified, are and will be true, correct and complete as if made without such qualification, and with that regard to any such representation, statement, warranty and/or covenant regarding a person’s plan or intention, the facts will be consistent with the relevant plan or intention.

As of March 20, 2026

We also have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, the conformity to the final documents of all documents submitted to us as drafts and the accuracy and completeness of all records made available to us. In addition, this opinion is based on the assumption that (i) the Mergers will be consummated simultaneously at the Effective Time and in accordance with the executed Merger Agreement, (ii) each Merger will qualify as a merger under the applicable laws of Delaware, (iii) the Merger Agreement will be executed by the parties thereto in the form that is included as Exhibit 2.1 to the Registration Statement, (iv) the parties to the executed Merger Agreement will comply with all applicable reporting obligations with respect to the Mergers required under the Code and the Treasury Regulations thereunder, (iv) the Merger Agreement as so executed will be valid and binding in accordance with its terms, (v) each Company qualified as a real estate investment trust under Subchapter M of the Code (a “REIT”) commencing with the first taxable year for which the Company elected to be treated as a REIT through its taxable year ended December 31, 2025, (vi) each Company will qualify as a REIT for its taxable year ending with the Effective Time, and (vii) Acquiror will qualify as a REIT for its taxable year that includes the Effective Time.

Based upon and subject to the assumptions and qualifications set forth herein, it is our opinion that each Merger, when effective, will constitute a reorganization within the meaning of Section 368(a) of the Code.

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We express no opinion herein other than the opinion expressly set forth above. No opinion is expressed as to the tax consequences of any transaction under any foreign tax law, any U.S. federal tax law other than income tax law or any U.S. state or local tax law or as to any transaction other than the Mergers.

The opinion set forth in this letter is based on relevant current provisions of the Code, the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), all as of the date hereof and all of which are subject to change (possibly with retroactive effect). Changes in applicable law could adversely affect our opinion. We do not undertake to advise you as to any changes in applicable law after the date hereof that may affect our opinion.

As of March 20, 2026

Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties, covenants, agreements or assumptions could adversely affect our opinion.

Our opinion is not binding on the IRS, and the IRS, and/or a court of law, may disagree with the opinion contained herein. No ruling has been or will be sought from the IRS by any party to the Merger Agreement as to the United States federal income tax consequences of any aspect of the Mergers.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended (the “Securities Act”), or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP

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